EX 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts” and “Representations and Warranties” in the Information Statement/Prospectus included in this Registration Statement (Form N-14) of John Hancock Investment Trust.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of the John Hancock Disciplined Value Global Long/Short Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of John Hancock Investment Trust, each dated January 1, 2025, and each included in Post-Effective Amendment No. 229 to the Registration Statement (Form N-1A, File No. 002-10156) of John Hancock Investment Trust, filed with the Securities and Exchange Commission, and each incorporated by reference into the Information Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated October 30, 2024, with respect to the financial statements and financial highlights of Boston Partners Global Long/Short Fund (one of the portfolios constituting The RBB Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 21, 2025